EXHIBIT 99.1

TPI Composites, Inc. Announces First Quarter 2020 Earnings Results – Delivering Growth and Maintaining Strong Liquidity while Taking Proactive Steps to Combat COVID-19 in Order to Ensure the Safety of Our Employees

SCOTTSDALE, Ariz., May 07, 2020 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the first quarter ended March 31, 2020.

Highlights

For the quarter ended March 31, 2020:

  Net sales of $356.6 million
  Net loss of $0.5 million or $0.01 per share
  EBITDA loss of $2.7 million
  Adjusted EBITDA of $1.3 million
KPIs	Q1'20	Q1'19
Sets¹	738	662
Estimated megawatts²	2,329	1,861
Utilization[3]	70%	64%
Dedicated manufacturing lines[4]	52	54
Manufacturing lines installed[5]	52	49
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed at the end of the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition at the end of the period.

“While the COVID-19 situation has impacted our normal course operations, our number one priority is the health and safety of our employees and we’d like to thank them for their tireless and continuous efforts during these challenging times,” said Steve Lockard, CEO of TPI Composites. “We continue to take the necessary actions to ensure the safety of our employees by going above and beyond Federal Government, CDC and WHO recommended guidelines,” concluded Mr. Lockard.

“Despite the challenging environment driven by COVID-19, TPI delivered better than planned results for the first quarter growing net sales by 19%. We continue to benefit from reduced cycle times and aggressive supply chain management.  From a geographic standpoint, our facilities in China have recovered quickly following the shutdown in the first quarter. India remains on track with our internal expectations and we are currently operating at full capacity in Turkey.  Our manufacturing facility in Iowa restarted production at a limited production level on May 6, 2020 after a temporary shutdown due to a significant number of cases of COVID-19 detected during the testing of 100% of our Iowa associates.  As of today, Mexico remains our biggest challenge.  We are currently operating our Matamoros facility at approximately 50% capacity and may be required to continue to operate at a reduced capacity through May 30, 2020 when the federal government has indicated the “sanitary emergency” in Mexico is expected to be lifted and all of our Juarez facilities are now temporarily shut down due to the “sanitary emergency” and lack of clarity around what constitutes an “essential” business. Notwithstanding these short-term manufacturing disruptions driven by COVID-19, the demand for wind energy remains strong and we remain encouraged by our long-term prospects,” said Bill Siwek, President of TPI.

“Wind energy remains one of the most cost-effective sources of energy and TPI is at the forefront of this shift to renewable energy given our strategic role in the wind energy supply chain. We are committed to serving our customers as a trusted partner, manufacturing best in class, cost-effective composite wind blades for the top global wind OEMs.”

“We are also pleased to announce today that we were awarded a contract to build production tooling supporting a new passenger electric vehicle platform.  The tooling will allow us the capability to produce advanced composite parts on our new automated pilot production line in Warren, Rhode Island beginning later this year.”

“We remain focused on our on our liquidity to secure business continuity and ensure the long-term viability of TPI as we navigate through these dynamic and unpredictable times. We currently have approximately $188 million of liquidity, composed of approximately $154 million of cash and cash equivalents and approximately $34 million of total availability under various debt facilities.  Currently our total debt outstanding is approximately $244 million, resulting in net debt of approximately $90 million.”

 “While the past few months have been challenging and we expect the challenges to continue for some time, TPI has first and foremost taken the appropriate steps to ensure the health and safety of our associates, mitigate the negative impacts to our operations of COVID-19 and secure our financial stability to emerge stronger from the current environment,” concluded Mr. Siwek.

First Quarter 2020 Financial Results

Net sales for the three months ended March 31, 2020 increased by $56.9 million or 19.0% to $356.6 million compared to $299.8 million in the same period in 2019. Net sales of wind blades increased by 21.4% to $336.3 million for the three months ended March 31, 2020 as compared to $277.0 million in the same period in 2019 despite the impact of COVID-19 on production levels at our China manufacturing facilities which impacted net sales by approximately $38 million. The increase was primarily driven by a 10.8% increase in the number of wind blades produced during the three months ended March 31, 2020 compared to the same period in 2019 largely as a result of increased production at our Mexico facilities.  This increase was also due to a higher average sales price due to the mix of wind blade models produced during the three months ended March 31, 2020 compared to the same period in 2019 as well as an increase in the year over year number of wind blades still in the production process at the end of the period. The impact of the fluctuating U.S. dollar against the Euro in our Turkey operations and the Chinese Renminbi in our China operations on consolidated net sales for the three months ended March 31, 2020 was a decrease of 0.9% as compared to 2019.

Total cost of goods sold for the three months ended March 31, 2020 was $360.5 million and included $7.8 million related to lines in startup and $4.2 million of transition costs related to lines in transition during the quarter. This compares to total cost of goods sold for the three months ended March 31, 2019 of $301.2 million and included $16.1 million related to lines in startup and $2.1 million of transition costs related to lines in transition during the quarter. Cost of goods sold as a percentage of net sales remained relatively consistent during the three months ended March 31, 2020 as compared to the same period in 2019, driven primarily by the increase in direct labor and warranty costs, offset by the impact of savings in raw material costs, the decrease in startup and transition costs and the impact of foreign currency.

General and administrative expenses for the three months ended March 31, 2020 totaled $9.5 million, or 2.7% of net sales, compared to $8.0 million, or 2.7% of net sales, for the same period in 2019.

Income taxes reflected a benefit of $15.0 million for the three months ended March 31, 2020 as compared to a benefit of $4.6 million for the same period in 2019. The increase in the benefit was primarily due to the earnings mix by jurisdiction in the three months ended March 31, 2020 as compared to the same period in 2019.

Net loss for the three months ended March 31, 2020 was $0.5 million as compared to a net loss of $12.1 million in the same period in 2019. The decrease in the loss was primarily due to the reasons set forth above. Although our net loss decreased for the three months ended March 31, 2020 compared to the same period in 2019, our net loss for the three months ended March 31, 2020 was adversely impacted by approximately $9 million, net of approximately $2 million of income taxes, primarily due to reduced production levels at our China manufacturing facilities due to the COVID-19 pandemic. The net loss per share was $0.01 for the three months ended March 31, 2020, compared to a net loss per share of $0.35 for the three months ended March 31, 2019.  Adjusted EBITDA for the three months ended March 31, 2020 decreased to $1.3 million compared to $2.9 million during the same period in 2019. Adjusted EBITDA margin decreased to 0.4% compared to 1.0% during the same period in 2019. COVID-19 negatively impacted the three months ended March 31, 2020 Adjusted EBITDA by approximately $11 million primarily due to the temporary suspension of production at our China manufacturing facilities.

Capital expenditures were $27.0 million for the three months ended March 31, 2020 compared to $18.7 million during the same period in 2019. Our capital expenditures have been primarily related to machinery and equipment for new facilities and expansion or improvements at existing facilities.

We ended the quarter with $109.5 million of cash and cash equivalents and net debt was $97.5 million as compared to net debt of $71.8 million at December 31, 2019, and we had negative free cash flow during the three months ended March 31, 2020 of $24.4 million.

2020 Guidance

On April 23rd, TPI announced the withdrawal of its fiscal year 2020 financial guidance first issued on February 27, 2020 as a result of the uncertainty relating to (i) the rapidly evolving nature, magnitude and duration of the COVID-19 pandemic, (ii) the variety of measures implemented by governments around the world to address its effects and (iii) the impact on its manufacturing operations. At this time, TPI cannot forecast or quantify with reasonable accuracy the full duration and financial magnitude of the impact of the COVID-19 pandemic.

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, May 7, 2020 at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-855-327-6837, or for international callers, 1-631-891-4304.  A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 10009221. The replay will be available until May 14, 2020. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any realized gains or losses from foreign currency remeasurement, any realized gains or losses from the sale of assets and asset impairments and any restructuring costs. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures as well as our Investor Presentation which can be found in the Investors section at www.tpicomposites.com.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands, except per share data)	2020	2019
Net sales	$356,636	$299,780
Cost of sales	348,475	283,038
Startup and transition costs	12,034	18,178
Total cost of goods sold	360,509	301,216
Gross loss	(3,873)	(1,436)
General and administrative expenses	9,496	7,985
Realized loss on sale of assets and asset impairments	1,918	2,235
Restructuring charges, net	117	-
Loss from operations	(15,404)	(11,656)
Other income (expense):
Interest income	32	51
Interest expense	(1,803)	(1,999)
Realized gain (loss) on foreign currency remeasurement	960	(3,802)
Miscellaneous income	695	702
Total other expense	(116)	(5,048)
Loss before income taxes	(15,520)	(16,704)
Income tax benefit	15,028	4,600
Net loss	$(492)	$(12,104)

Weighted-average common shares outstanding:
Basic	35,213	34,906
Diluted	35,213	34,906

Net loss per common share:
Basic	$(0.01)	$(0.35)
Diluted	$(0.01)	$(0.35)

Non-GAAP Measures (unaudited):
EBITDA	$(2,721)	$(4,097)
Adjusted EBITDA	$1,296	$2,925

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31,	December 31,
(in thousands)	2020	2019
Current assets:
Cash and cash equivalents	$109,473	$70,282
Restricted cash	662	992
Accounts receivable	127,354	184,012
Contract assets	192,109	166,515
Prepaid expenses	14,118	10,047
Other current assets	24,448	29,843
Inventories	9,904	6,731
Total current assets	478,068	468,422
Noncurrent assets:
Property, plant, and equipment, net	217,568	205,007
Operating lease right of use assets	170,381	122,351
Other noncurrent assets	49,387	30,897
Total assets	$915,404	$826,677

Current liabilities:
Accounts payable and accrued expenses	$275,695	$293,104
Accrued warranty	51,528	47,639
Current maturities of long-term debt	19,610	13,501
Current operating lease liabilities	17,435	16,629
Contract liabilities	2,571	3,008
Total current liabilities	366,839	373,881
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and current maturities	186,564	127,888
Noncurrent operating lease liabilities	163,125	113,883
Other noncurrent liabilities	7,838	5,975
Total liabilities	724,366	621,627
Total stockholders' equity	191,038	205,050
Total liabilities and stockholders' equity	$915,404	$826,677

Non-GAAP Measure (unaudited):
Net debt	$(97,499)	$(71,779)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2020	2019
Net cash provided by (used in) operating activities	$2,568	$(12,091)
Net cash used in investing activities	(26,983)	(18,709)
Net cash provided by financing activities	65,082	21,075
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(1,806)	993
Cash, cash equivalents and restricted cash, beginning of period	71,749	89,376
Cash, cash equivalents and restricted cash, end of period	$110,610	$80,644

Non-GAAP Measure (unaudited):
Free cash flow	$(24,415)	$(30,800)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)
EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended March 31,
(in thousands)	2020	2019
Net loss	$(492)	$(12,104)
Adjustments:
Depreciation and amortization	11,028	10,659
Interest expense (net of interest income)	1,771	1,948
Income tax benefit	(15,028)	(4,600)
EBITDA	(2,721)	(4,097)
Share-based compensation expense	2,942	985
Realized (gain) loss on foreign currency remeasurement	(960)	3,802
Realized loss on sale of assets and asset impairments	1,918	2,235
Restructuring charges, net	117	-
Adjusted EBITDA	$1,296	$2,925

Free cash flow is reconciled as follows:	Three Months Ended March 31,
(in thousands)	2020	2019
Net cash provided by (used in) operating activities	$2,568	$(12,091)
Less capital expenditures	(26,983)	(18,709)
Free cash flow	$(24,415)	$(30,800)

Net debt is reconciled as follows:	March 31,	December 31,
(in thousands)	2020	2019
Cash and cash equivalents	$109,473	$70,282
Less total debt, net of debt issuance costs	(206,174)	(141,389)
Less debt issuance costs	(798)	(672)
Net debt	$(97,499)	$(71,779)